INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL INCREASES GUIDANCE
FOR THE FIRST QUARTER OF 2004

St. Louis, Missouri, February 27, 2004 — Furniture Brands International (NYSE: FBN) announced today it expects first quarter 2004 sales and earnings to be better than previously expected, and first quarter earnings per share on a diluted basis to be in the $0.55 to $0.57 range, exceeding its previous guidance of $0.50 to $0.53.

W.G. (Mickey) Holliman, Chairman and Chief Executive Officer, said, “We have just completed routine on–site reviews at each of our operating companies. Additionally, we will be presenting at an analyst conference early next week. In anticipation of that presentation, it is appropriate for us to issue an update on our operating results and current expectations.

“In January, we said order trends had showed strength at each of our operating companies through the fourth quarter of 2003 and into January of this year. These trends have continued through the month of February, and it now appears the recovery in overall business will continue through the first quarter. We now expect overall sales growth in the first quarter to be up in the mid–single digits over sales in the first quarter of 2003.”

Mr. Holliman concluded, “In light of these encouraging order trends, we are currently projecting diluted earnings per share of $0.55–$0.57 in the first quarter of 2004, up from the $0.50 to $0.53 guidance given at the end of January. We will provide guidance with respect to the second quarter of this year at the time of the issuance of our first quarter results on April 28, 2004.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry — Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland–Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward–looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward–looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward–looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10–Q and 10–K. The company also cautions investors that our forecast for the first quarter of 2004 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward–looking statements, whether as a result of new developments or otherwise.